SUPPLEMENTAL AGREEMENT

AGREEMENT made as of May 23, 1990, by and between THE
INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "Interpublic"), and JOHN
J. DOONER, JR. (hereinafter referred to as "Executive").


                    W I T N E S S E T H

          WHEREAS, Executive and Interpublic are parties to an Executive Special Benefit Agreement made as of July 1, 1986
(hereinafter referred to as the "ESBA"); and

          WHEREAS, the Corporation and Executive desire to amend the ESBA;

          NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:

          1. Section 1.02 of the ESBA is hereby amended to read in its entirety as follows:

          1.02. "The Corporation shall provide Executive with the following benefits contingent upon Executive's compliance with all the terms and conditions of this Agreement and Executive's satisfactory completion of a physical examination in connection with an insurance policy on the life of Executive which Interpublic or its assignee (other than Executive) proposes to obtain and own. Effective at the end of the Accrual Term, Executive's annual compensation will be increased by $20,000 if Executive is in the employ of the Corporation at that time."

          2. Section 1.10 of the ESBA is hereby amended so as to add "or its assignee (other than Executive)" after "Interpublic" in the first line thereof.

          3. Section 4.01 of the ESBA is hereby amended to read in its entirety as follows:

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          4.01. "This Agreement shall be binding upon and inure
     to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by Executive, and any such attempted action by Executive shall be void. This Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefits."

          4. Article V and Section 5.01 of the ESBA are hereby amended by renumbering them as new Article VI and new Section
6.01, respectively.

          5. New Article V and a new Section 5.01 of the ESBA are hereby added to read in their entirety as follows:


                           "ARTICLE V

"Contractual Nature of Obligation

          "5.01. The liabilities of the Corporation to Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the Agreement. Executive's rights with respect to any benefit to which he has become entitled under this Agreement, but which he has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation."

          6. Except as hereinabove amended, the ESBA shall remain in full force and effect.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.
                         BY  C. Kent Kroeber


                         John J. Dooner, Jr.

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